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                                                                    EXHIBIT 1.01

                                 TERMS AGREEMENT

                                                     October 28, 2003

Citigroup Global Markets Holdings Inc.
388 Greenwich Street
New York, New York 10013
Attn:  Treasurer

Dear Sirs:

         We understand that Citigroup Global Markets Holdings Inc., a New York corporation (the "Company"), proposes to issue and sell $340,000,000 aggregate principal amount of its Enhanced Income Strategy(SM) Principal-Protected Notes with Income and Appreciation Potential Linked to the Dynamic Portfolio Index(SM) due November 4, 2008 (the "Notes"). Subject to the terms and conditions set forth herein or incorporated by reference herein, Citigroup Global Markets Inc. (the "Underwriter") offers to purchase 34,000,000 Notes in the principal amount of $340,000,000 at 96.5% of the principal amount. The Closing Date shall be November 4, 2003 at 9:00 a.m. at the offices of Cleary, Gottlieb, Steen & Hamilton, One Liberty Plaza, New York, New York 10006.

         The Notes shall have the following terms:

Title: Enhanced Income Strategy(SM) Principal-Protected Notes with Income and Appreciation Potential Linked to the Dynamic Portfolio Index(SM) due November 4, 2008

Maturity:          November 4, 2008

Maturity Payment:  Holders of the Notes will be entitled to receive at maturity the Maturity Payment (as defined in the Prospectus Supplement to be dated October 29, 2003 relating to the Notes)

Interest Rate:     The interest payable on the Notes will vary and may

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                   be zero. The interest on the Notes for any quarter will
                   depend on the allocation of the Dynamic Portfolio Index to the Income 10 Buy-Write Index portfolio and on the notional income on the Income 10 Buy-Write Index (as described in "Description of the Notes--Interest" in the Prospectus Supplement to be dated October 29, 2003 relating to the Notes). If the amount of the Dynamic Portfolio Index allocated to the Income 10 Buy-Write Index portfolio falls to zero at any time during the term of the Notes, no interest will be paid for the remaining term of the Notes.

Interest Payment   February 4, 2004, May 4, 2004, August 4, 2004, November 4,
Dates:             2004, February 4, 2005, May 4, 2005, August 4, 2005, November
                   4, 2005, February 4, 2006, May 4, 2006, August 4, 2006,
                   November 4, 2006, February 4, 2007, May 4, 2007, August 4,
                   2007, November 4, 2007, February 4, 2008,   May 4, 2008,
                   August 4, 2008, and November 4, 2008.

Regular Record     January 28, 2004, April 28, 2004, July 28, 2004, October 28,
Dates:             2004, January 28, 2005, April 28, 2005, July 28, 2005,
                   October 28, 2005, January 28, 2006, April 28         , 2006,
                   July 28, 2006, October 28, 2006, January 28, 2007, April 28,
                   2007, July 28, 2007, October 28, 2007, January 28, 2008,
                   April 28, 2008, July 28, 2008 and October 28, 2008.

Initial Price To   100% of the principal amount thereof, plus accrued interest
Public:            from November 4, 2003 to date of payment and delivery

Trustee:           The Bank of New York

Indenture:         Indenture, dated as of October 27, 1993, as amended from time to time

         All the provisions contained in the document entitled "Salomon Smith Barney Holdings Inc. -- Debt Securities -- Underwriting Agreement Basic Provisions" and dated December 1, 1997 (the "Basic Provisions"), a copy of which you have previously

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received, are, except as indicated below, herein incorporated by reference in their entirety and shall be deemed to be a part of this Terms Agreement to the same extent as if the Basic Provisions had been set forth in full herein. Terms defined in the Basic Provisions are used herein as therein defined.

         Basic Provisions varied with respect to this Terms Agreement:

(A) All references to "Salomon Smith Barney Holdings Inc." in the Basic Provisions shall refer to the Company.

(B) Notwithstanding the provisions set forth in Section 3 of the Basic Provisions, the Company and the Underwriter hereby agree that the Securities will be in the form of Book-Entry Notes and shall be delivered on November 4, 2003 against payment of the purchase price to the Company by wire transfer in immediately available funds to such accounts with such financial institutions as the Company may direct.

(C) Paragraph 4(j) of the Basic Provisions shall be amended and restated as follows: "The Company will not, without the consent of Citigroup Global Markets Inc., offer, sell, contract to offer or sell or otherwise dispose of any securities, including any backup undertaking for such securities, of the Company, in each case that are substantially similar to the Securities or any security convertible into or exchangeable for the Notes or such substantially similar securities, during the period beginning the date of the Terms Agreement and ending the Closing Date."

(D) Paragraph 5(g) of the Basic Provisions shall be amended and restated as follows: "You shall have received on the Closing Date letters from PricewaterhouseCoopers LLP and KPMG LLP covering the matters set forth in Exhibit II hereto, with respect to the Registration Statement and the Prospectus at the time of the Terms Agreement."

         The Underwriter hereby agrees in connection with the underwriting of the Securities to comply with the requirements set forth in any applicable sections of Section 2720 to the By-Laws of the National Association of Securities Dealers, Inc.

         Richard Ketchum, Esq., is counsel to the Company. Cleary, Gottlieb, Steen & Hamilton is counsel to the Underwriter. Cleary, Gottlieb, Steen & Hamilton is special tax counsel to the Company.

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         Please accept this offer no later than 9:00 p.m. on October 28, 2003, by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us, or by sending us a written acceptance in the following form:

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         "We hereby accept your offer, set forth in the Terms Agreement, dated
October 28, 2003, to purchase the Notes on the terms set forth therein."

                                                Very truly yours,

                                                CITIGROUP GLOBAL MARKETS INC.

                                                By:   /s/ Ramesh K. Menon
                                                   ----------------------------
                                                   Name:  Ramesh K. Menon
                                                   Title: Managing Director

ACCEPTED:

CITIGROUP GLOBAL MARKETS HOLDINGS INC.

By:    /s/ Mark I. Kleinman
   --------------------------------------------
   Name:  Mark I. Kleinman
   Title: Executive Vice President
          and Treasurer